Cohen & Co®

COHEN & COMPANY, LTD.
Registered with the Public Company Accounting Oversight Board

800.229.1099 | 866.818.4538 FAX | cohenco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2025, relating to the financial statements and financial highlights of Hood River Small‐Cap Growth Fund, Hood River International Opportunity Fund, and Hood River New Opportunities Fund, each a series of Manager Directed Portfolios, which are included in Form N-CSR for the year or period ended June 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 22, 2025